CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated January 29, 2013, relating to the financial statements and financial highlights which appears in the November 30, 2012 Annual Report to Stockholders of Kayne Anderson Midstream/Energy Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Senior Securities”, “Experts” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California

October 16, 2013